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Genta Initiates First Clinical Trial with New Oral Drug (G4544) to Treat Bone Disease

IND Allowed by FDA for Bioequivalence Program Starting in Normal Volunteers

BERKELEY HEIGHTS, NJ – September 17, 2007 – Genta Inc. (Nasdaq: GNTA) announced that the Food and Drug Administration (FDA) has allowed the Investigational New Drug (IND) exemption that was submitted by the Company for its new drug known as G4544. In addition, Genta also announced that the first cohort of 6 normal volunteers has been treated with single doses of G4544 without experiencing significant side effects.

G4544 is a new tablet formulation that enables oral absorption of the active ingredient contained in Ganite® (gallium nitrate injection), a drug that is marketed by Genta and approved in the U.S. for treatment of cancer-related hypercalcemia that is resistant to hydration. The initial clinical study is a dose-ranging, single-dose evaluation of G4544 that will examine safety and pharmacokinetics of G4544 in human subjects. Genta is the IND Sponsor and is directing the clinical development program.

“The active ingredient in G4544 has shown a consistently high level of clinical activity across a range of skeletal diseases,” said Dr. Raymond P. Warrell, Jr., Chairman and Chief Executive Officer of Genta. “Heretofore, an inconvenient dosing schedule has precluded broader use of the IV drug, which may now be resolved with the new oral formulation. We believe that emerging safety issues, such as osteonecrosis, that have been associated with the major competitive drug class of bisphosphonates, can be avoided with G4544. From a regulatory standpoint, we seek to establish bioequivalence to our IV drug, while conducting the additional preclinical and clinical studies to develop repeat-dose programs that may lead to rapid approval in hypercalcemia. We also foresee the potential for subsequent approvals in other diseases, such as non-Hodgkin’s lymphoma, bone metastases, Paget’s disease, and osteoporosis. Genta plans to manage the G4544 development program in oncology, and we intend to seek a partner for clinical programs in metabolic bone disease.”

Gallium-Containing Compounds

G4544 is one of a class of gallium-containing compounds that were originally developed by the U.S. National Cancer Institute. In investigational studies, high doses of gallium nitrate demonstrated consistent antitumor activity in patients with non-Hodgkin’s lymphoma. However, experimental work by Genta personnel and others established that lower doses of gallium directly inhibited calcium release from bone, principally by decreasing bone resorption and possibly by also stimulating bone formation.

Many diseases are associated with accelerated bone loss, including osteoporosis, cancer, and Paget’s disease. In some diseases, the rate of loss is slow and subtle, while in others the rate is rapid and acutely life-threatening. In osteoporosis, the most prevalent bone-losing condition, the process of bone loss extends over many years before the disease becomes evident. Conversely, in cancer-related hypercalcemia, bone loss is so rapid that it overwhelms the kidney’s ability to eliminate calcium from the blood, and this condition can quickly become lethal. In patients with cancer-related hypercalcemia who were resistant to hydration, randomized double-blind trials have been conducted with Ganite compared with calcitonin and with two bisphosphonates (etidronate [Didronel®; Proctor and Gamble] and pamidronate [Aredia®; Novartis, Inc.]).

About G4544

G4544 was developed to enable extended administration of the active ingredient in Ganite, which may greatly improve patient convenience and avoid the current need for intravenous pumps or hospitalization. The initial focus of clinical studies with G4544 will be to establish its bioequivalence with the intravenous product, potentially enabling rapid regulatory approval of the oral formulation. Genta holds or has exclusively licensed the intellectual property related to G4544.

About Genta

Genta Incorporated is a biopharmaceutical company with a diversified product portfolio that is focused on delivering innovative products for the treatment of patients with cancer. The Company’s research platform is anchored by two major programs that center on oligonucleotides (RNA- and DNA- based medicines) and small molecules. Genasense® (oblimersen sodium) Injection is the Company’s lead compound from its oligonucleotide program. The leading drug in Genta’s small molecule program is Ganite® (gallium nitrate injection), which the Company is exclusively marketing in the U.S. for treatment of symptomatic patients with cancer related hypercalcemia that is resistant to hydration. Genta is partnered with IDIS (www.idispharma.com) on a program whereby both Ganite® and Genasense® are available on a “named-patient” basis in countries outside the United States. For more information about Genta, please visit our website at: www.genta.com.

Safe Harbor

This press release may contain forward-looking statements with respect to business conducted by Genta Incorporated. By their nature, forward-looking statements and forecasts involve risks and uncertainties because they relate to events and depend on circumstances that will occur in the future. Forward-looking statements include, without limitation, statements about:

•	the Company’s ability to obtain necessary regulatory approval for Genasense® from the U.S. Food and Drug Administration (“FDA”) or European Medicines Agency (“EMEA”);
•	the safety and efficacy of the Company’s products or product candidates;
•	the Company’s assessment of its clinical trials;
•	the commencement and completion of clinical trials;

•	the Company’s ability to develop, manufacture, license and sell its products or product candidates;
•	the Company’s ability to enter into and successfully execute license and collaborative agreements, if any;
•	the adequacy of the Company’s capital resources and cash flow projections, and the Company’s ability to obtain sufficient financing to maintain the Company’s planned operations;
•	the adequacy of the Company’s patents and proprietary rights;
•	the impact of litigation that has been brought against the Company and its officers and directors and any proposed settlement of such litigation; and
•	the other risks described under Certain Risks and Uncertainties Related to the Company’s Business, as contained in the Company’s Annual Report on Form 10-K and Quarterly Report on Form 10-Q.

The Company does not undertake to update any forward-looking statements. There are a number of factors that could cause actual results and developments to differ materially. For a discussion of those risks and uncertainties, please see the Company’s Annual Report on Form 10-K for 2006 and its most recent quarterly report on Form 10-Q.

CONTACTS:

For Genta Incorporated

Tara Spiess

TS Communications Group, LLC

(908) 286-3980

info@genta.com